FOR IMMEDIATE RELEASE

CONTACT: Chris D. Sammons

Vice President, Investor Relations &

Corporate Communications

225.932.2546

SHAW ANNOUNCES PLAN TO JOIN TOSHIBA CORPORATION IN
ACQUISITION OF WESTINGHOUSE

Shaw to hold conference call which will be available on Shaw’s “shawgrp.com” website at 9:00 a.m. EDT to discuss the planned acquisition.

•	Shaw to acquire 20% interest in Westinghouse Acquisition Companies for $1.08 billion

•	Shaw to raise $1.08 billion through private placement of Yen-denominated limited-recourse bonds

•	Shaw to establish Commercial Agreements with Westinghouse for Nuclear Services

•	Shaw to increase its revolving Credit Facility

BATON ROUGE, October 4, 2006 — The Shaw Group Inc. (NYSE: SGR) announced today that, through a 100% owned special purpose acquisition subsidiary, Nuclear Energy Holdings, L.L.C. (“NEH”), it will join with Toshiba Corporation (“Toshiba”) to acquire Westinghouse Electric Company (“Westinghouse”).   Earlier in the year, Toshiba was declared the successful bidder to acquire Westinghouse from British Nuclear Fuels Limited for $5.4 billion.  Toshiba has formed two acquisition companies (a U.S. entity and a U.K. entity – together, the “Westinghouse Acquisition Companies”) for the purpose of making the acquisition. At closing, expected to occur in October, 2006, Toshiba will own 77% of each of the Westinghouse Acquisition Companies, NEH 20%, and Ishikawajima-Harima Heavy Industries Co., Ltd (“IHI”) 3%.   NEH’s participation in this transaction is conditioned upon successful and timely closing of a $1.08 billion private placement bond financing and other customary closing conditions.

NEH intends to finance its acquisition with funding it is seeking to raise through a private placement of Japanese Yen-denominated bonds (the “Bonds”) with an approximate principal amount of $1.08 billion, currently being marketed in Japan and outside the U.S.  These limited-recourse Bonds are expected to have a term of approximately 6.5 years. In connection with the acquisition, NEH will have an option to sell all or part of its 20% ownership interest in the Westinghouse Acquisition Companies to Toshiba prior to the maturity of the Bonds. The Bonds will be secured by the assets of and 100% of the membership interests in NEH, its shares in the Westinghouse Acquisition Companies, along with the corresponding Toshiba option, a $36 million letter of credit established by Shaw for the benefit of NEH (the “Principal LC”) and the Interest LCs (described below). The Bonds will have no further recourse to Shaw. In connection with the issuance of the Bonds, Shaw will establish one or more letters of credit for the benefit of NEH (the “Interest LCs”) in an aggregate amount to cover Bond interest payments for a specified period and certain other transaction costs and expenses. The initial Interest LC is expected to be approximately $91 million in the aggregate to cover interest until the beginning of the option period, although the exact amount will depend upon the Yen coupon rate of the Bonds. Other than the Principal LC and the Interest LC delivered at the closing of the Bonds, Shaw is not required to provide any additional letters of credit or cash to or for the benefit of NEH.

In addition, in connection with the Westinghouse transaction, Shaw will execute a Commercial Relationship Agreement which provides Shaw with certain exclusive opportunities to perform engineering, procurement and construction services on future Westinghouse AP 1000 Nuclear Power Plants, along with other commercial opportunities, such as the supply of piping for those units. Westinghouse technology forms the basis for 63 of 104 licensed reactors in the United States and roughly half of those worldwide.  Westinghouse’s AP1000 passive Generation III design, has obtained Design Certification from the United States Nuclear Regulatory Commission and is the current technology selection for 10 proposed new units in the U.S.  Westinghouse and Shaw are consortium partners in proposing the AP1000 technology for 4 new reactors expected to be built in China.  Shaw has performed as architect-engineer on 17 nuclear units and is currently completing the construction restart of the Browns Ferry Unit 1 in Alabama for the Tennessee Valley Authority.

Shaw has received approval from its lenders to amend its revolving credit agreement to allow for the investment in Westinghouse and to allow for an increase in the facility from its current $750 million to up to $1 billion.  The company expects to make effective $100 million of the approved increase, thus increasing the capacity of the facility to $850 million, in conjunction with this amendment.  Subject to outstanding amounts, the entire credit facility, as amended, would be available for performance letters of credit, and up to $525 million would be available for revolving credit loans and financial letters of credit until November 30, 2007, and $425 million thereafter.  The amendment and increase will be effective upon closing of the Westinghouse transaction.

The bonds described above will not be or have not been registered under the U.S. Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption form registration requirements.

Toshiba, a world leader in high technology, is a diversified manufacturer and marketer of advanced electronic and electrical products spanning information & communications equipment and systems, digital consumer products, electronic devices and components, power systems, industrial and social infrastructure systems, and home appliances. Under its mid-term business plan, Toshiba is promoting initiatives for sustained growth that will support its continued development as a highly profitable group of companies active in both high growth and stable growth businesses. Toshiba has 172,000 employees worldwide and annual sales of over US$54 billion. Visit Toshiba’s web site at www.toshiba.co.jp/index.htm

Established in 1853, IHI is one of Japan’s leading heavy apparatus manufacturers, active in domains as diverse as airplane engines, power generation plants, and shipbuilding. Toshiba and IHI have a long established business relationship, especially in the nuclear power plant businesses. IHI manufactured and supplied reactor pressure vessels for all the BWR nuclear power systems in Japan where Toshiba was the prime contractor. Toshiba will continue to reinforce its relationship with IHI, seeking to extend their successful track record to the global market.

Westinghouse Electric Company is the world’s pioneering nuclear power company and is a leading supplier of nuclear plant products and technologies to utilities throughout the world. Today, Westinghouse technology is the basis for approximately one-half of the world’s operating nuclear plants.

Shaw will host a conference call to discuss the planned acquisition of 20% of Westinghouse. The call is scheduled for today, Wednesday, October 4, 2006 at 9:00 a.m. EDT (8:00 a.m. CDT). A live webcast of the conference call will be available on the Investor Relations page of Shaw’s web site at www.shawgrp.com. A replay of the call will be available via the Company’s website approximately one hour after the call has been completed. You may also access the replay by dialing (800) 633-8284 and using the reservation number: 2130-5981 or by retrieving the replay from the Shaw web site.

The Shaw Group Inc. is a leading global provider of engineering, procurement, construction, technology, maintenance, fabrication, manufacturing, consulting, remediation, and facilities management services for government and private sector clients in the energy, chemical, environmental, infrastructure and emergency response markets. Headquartered in Baton Rouge, Louisiana, with over $4 billion in annual revenues, Shaw employs approximately 22,000 people at its offices and operations in North America, South America, Europe, the Middle East and the Asia-Pacific region.  For further information, please visit Shaw’s website at www.shawgrp.com.

 The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements.  The statements contained herein that are not historical facts (including without limitation statements to the effect that the Company or its management “believes,” “expects,” “anticipates,” “plans,” or other similar expressions) and statements related to revenues, earnings, backlog, or other financial information or results are forward-looking statements based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company.  There can be no assurance that future developments affecting the Company will be those anticipated by the Company.  These forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions and are subject to change based upon various factors.  Should one or more of such risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in the forward-looking statements.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  A description of some of the risks and uncertainties that could cause actual results to differ materially from such forward-looking statements can be found in the Company’s reports and registration statements filed with the Securities and Exchange Commission, including its Form 10-K and Form 10-Q reports, and on the Company’s web-site under the heading “Forward-Looking Statements”.  These documents are also available from the Securities and Exchange Commission or from the Investor Relations department of Shaw.  For more information on the company and announcements it makes from time to time on a regional basis visit our web site at www.shawgrp.com.

# # #